                                                                    Exhibit 12.1

                       RAYTHEON COMPANY AND SUBSIDIARIES

        STATEMENT RE: COMPUTATION OF RATIOS OF EARNING TO FIXED CHARGES
                          (dollar amounts in millions)

                                                          Fiscal Year
                                                  ----------------------------
                                                  1994 1995  1996  1997  1998
                                                  ---- ----- ----- ----- -----
Income before taxes per statements of income.....  900 1,192 1,083   790 1,467

Add:
Portion of rents representative of interest
 factor..........................................   32    41    45    50   113
Interest on indebtedness.........................   49   197   256   397   739
                                                  ---- ----- ----- ----- -----
  Income as adjusted.............................  981 1,430 1,385 1,237 2,319
                                                  ==== ===== ===== ===== =====
Fixed charges:
Portion of rents representative of interest
 factor..........................................   32    41    45    50   113
Interest on indebtedness.........................   49   197   256   397   739
Capitalized interest.............................    1     1     3     4     2
                                                  ---- ----- ----- ----- -----
  Fixed charges..................................   82   239   304   451   854
                                                  ==== ===== ===== ===== =====
Ratio of Earnings to Fixed Charges............... 12.0   6.0   4.6   2.7   2.7
                                                  ==== ===== ===== ===== =====
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